INVESTMENT ADVISORY AGREEMENT
THE EMERGING MARKETS TELECOMMUNICATIONS FUND, INC.
November 3, 2000
Credit Suisse Asset Management, LLC
466 Lexington Avenue
New York, New York 10017
Dear Sirs:
The Emerging Markets Telecommunications Fund, Inc. (formerly known as The Emerging Markets Infrastructure Fund, Inc.) (the "Company"), a corporation organized under the laws of the State of Maryland, herewith confirms its agreement with Credit Suisse Asset Management, LLC (the "Adviser"), a limited liability company organized under the laws of the State of Delaware, as follows:
1. Investment Description; Appointment
The Company desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as may be amended from time to time, and in its Registration Statement as from time to time in effect (including its Registration Statement on Form N-14 as declared effective by the Securities and Exchange Commission o n September 1, 2000), and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Company. Copies of the Company's Registration Statement and Articles of Incorporation have been or will be submitted to the Adviser. The Company agrees to provide copies of all amendments to the Company's Registration Statement and Articles of Incorporation to the Adviser on an ongoing basis. The Company desires to employ and hereby appoints the Adviser to act as investment adviser to the Company.
The Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

2. Services as Investment Adviser
Subject to the supervision and direction of the Board of Directors of the Company, the Adviser will (a) act in accordance with the Company's Articles of Incorporation, the Investment Company Act of 1940 and the Investment Advisers Act of 1940, as the same may from time to time be amended, (b) manage the Company's assets in accordance with its investment objective and policies as stated in the Company's Registration Statement as from time to time in effect,
(c) make investment decisions and exercise voting rights in respect of portfolio securities for the Company, (d) place purchase and sale orders on behalf of the Company for all investments and (e) borrow money on behalf of and in the name of the Company within the limits established in the Company's Articles of Incorporation and the Registration Statement as from time to time in effect. In providing these services, the Adviser will provide investment research and supervision of the Company's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Company's assets. In addition, the Adviser will furnish the Company with whatever statistical information the Company may reasonably request with respect to the securities that the Company may hold or contemplate purchasing.

3. Brokerage
In executing transactions for the Company and selecting brokers or dealers, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Company transaction, the Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the 14best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Company and/or other accounts over which the Adviser or an affiliate exercises investment discretion.

4. Information Provided to the Company
The Adviser will keep the Company informed of developments materially affecting the Company, and will, on its own initiative, furnish the Company from time to time with whatever information the Adviser believes is appropriate for this purpose.
5. Standard of Care
The Adviser shall exercise its best judgment in rendering the services described in paragraphs 2 and 3 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Company or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement ("disabling conduct"). The Company will indemnify the Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) not resulting from disabling conduct by the Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Company who are neither "interested persons" of the Company nor parties to the proceeding ("disinterested non-party directors") or (b) an independent legal counsel in a written opinion. The Adviser shall be entitled to advances from the Company for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Maryland General Corporation Law. The Adviser shall provide to the Company a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Company has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Adviser shall provide security in form and amount acceptable to the Company for its undertaking; (b) the Company is insured against losses arising by reason of the advance; or (c) a majority of a quorum of the full Board of Directors of the Company, the members of which majority are disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Company at the time the advance is proposed to be made, that there is reason to believe that the Adviser will ultimately be found to be entitled to indemnification.
6. Compensation
		6.1 In consideration of the services rendered pursuant to this Agreement, the Company will pay the Adviser within five business days after the end of each calendar quarter, a fee for the previous quarter computed at an annual rate of 1.25% of the first US$ 100 million of the Company's "Average Weekly Base Amount" (as defined below), 1.125% of the next US$
		100 million and 1.00% of amounts above US$ 200 million.
		6.2(a) "Average Weekly Base Amount" for any quarter is the average of the lesser of (A) "Market Value" of the Company's outstanding shares, and (B) the Company's net assets, in each case determined as of the last trading day for each week during that quarter.
		     (b)        "Market Value" of the Company's
		     outstanding shares will be determined as follows:
			(i)     if the Company's shares are listed
			or traded on any national securities exchange or on the Nasdaq National Market, the shares shall be valued at the last sale price on the exchange or market on which they are principally traded, on the valuation date;
			if there is no sale on the valuation date, the shares shall be valued at the mean between the closing bid and asked price;
			(ii)    if the Company's shares are traded
			over-the-counter but are not listed or
			traded on any national securities exchange or on the Nasdaq National Market, the shares shall be valued at the last sale price on the valuation date or, if no sale occurs on that date, at the last bid price; or
			(iii)   if the Company's shares are not
			listed or traded on any recognized securities market or over-the-counter, the shares shall be deemed to have the same value as the underlying net assets of the Company as of the valuation date.
The Adviser may retain the services of consultants in appropriate circumstance and any costs associated with such consulting arrangements shall be borne solely by the Adviser.
6.3 Upon any termination of this Agreement before the end of a quarter, the fee for such part of that quarter shall be prorated according to the proportion that such period bears to the full quarterly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Company's net assets shall be computed at the times and in the manner specified in the Company's Registration Statement as from time to time in effect.
7. Expenses
The Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Company will bear certain other expenses to be incurred in its operation, including: organizational expenses, expenses for legal and independent accountants' services; insurance premiums; outside auditing, accounting and pricing costs; costs of maintenance of the Company's existence; costs attributable to investor services, including, without limitation, telephone and personal expenses; costs of printing stock certificates; costs of printing proxies; costs of shareholders' reports and meetings of the shareholders of the Company and of the officers or Board of Directors of the Company; charges of the custodians, any sub-custodians and the transfer and dividend-paying agent; expenses in connection with the Dividend Reinvestment and Cash Purchase Plan; Securities and Exchange Commission fees and fees of emerging country regulatory bodies;
fees and expenses of unaffiliated directors; accounting and pricing costs; membership fees in trade associations; fidelity bond coverage for the Fund's officers and employees directors' and officers' errors and omissions insurance coverage; interest; brokerage costs and stock exchange fees; taxes; stock exchange listing fees and expenses; expenses of qualifying the Fund's shares for sale in various states and foreign jurisdictions; litigation and other extraordinary or non-recurring expenses and other expenses properly payable by the Fund.
8. Services to Other Companies or Accounts
The Company understands that the Adviser now acts, will continue to act or may act in the future as investment adviser to fiduciary and other managed accounts or as investment adviser to one or more other investment companies (the "CSAM Accounts"), and the Company has no objection to the Adviser so acting, provided that whenever the Company and one or more other accounts or investment companies advised by the Adviser have available funds for investment
, investments suitable and appropriate for each will be allocated in accordance with procedures believed to be equitable to each entity. Similarly, opportunities to sell securities will be allocated in an equitable manner. The Company recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Company and the Adviser agrees to report to the Board of Directors of the Company on a quarterly basis whenever the Company and a CSAM Account are allocated portions of the same investment opportunity and will review with the Board of Directors of the Company the basis for each such allocation. In addition, the Company understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.
9. Term of Agreement
This Agreement shall become effective as of the date hereof and shall continue for an initial two-year term and shall continue from year to year thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Company or
(ii) a vote of a "'majority" (as defined in the Investment Company
Act of 1940) of the Company's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Company or by the Adviser or by vote of holders of a majority of the Company's shares. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).
10. Independent Contractor Status
The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors of the Company from time to time, have no authority to act for or represent the Company in any way or otherwise to be deemed an agent of the Company.
11. Entire Agreement
This Agreement constitutes the entire agreement between the parties hereto.
12. Changes in Membership
The Adviser shall notify the Company of any change in the membership of the Adviser within a reasonable time after such change.
13. Governing Law
This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York without giving effect to the conflicts of laws principles thereof.
14. Counterparts
This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.
Very truly yours,
THE EMERGING MARKETS
TELECOMMUNICATIONS FUND, INC.

By:
Name:
Title:
Accepted:
CREDIT SUISSE ASSET MANAGEMENT, LLC

By:
Name:
Title:


780520.4



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